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                                                                   EXHIBIT 10.14






                             [Fingerhut Letterhead]








                                                               June 18, 1999


Mr. John Wade
Chief Financial Officer
FreeShop.com, Inc.
95 South Jackson, Suite 300
Seattle, WA 98104


Dear John:

        This is to confirm that Fingerhut Companies, Inc. ("Fingerhut") will be exercising its third warrant (the "Third Tranche Investment") pursuant to the warrant agreement (the "Warrant Agreement") between Fingerhut and FreeShop International, Inc., now known as FreeShop.com, Inc., (the "Company") dated December 10, 1998. This also is to confirm that Fingerhut will be exercising its Anti-Dilution warrants (the "Anti-Dilution Warrants) and its third- party agreement warrants (the "Third Party Agreement Warrants") all pursuant to the Warrant Agreement. Concurrently with the exercise of its rights under the Warrant Agreement, Fingerhut shall also purchase an additional 8,820 shares of Series B preferred stock ("Series B Stock")(the "Additional Shares"). The exercise of the Third Tranche Investment, Anti-Dilution Warrants, Third Party Agreement Warrants and purchase of Additional Shares shall be conditioned upon, and subject to, the escrow agreement among Grantor, Grantee and Whitman Breed Abbott & Morgan LLP, solely as escrow agent ("Escrow Agent"), dated June 18, 1999.

        Upon exercise of the Third Tranche Investment and payment to Escrow Agent therefor, the Company will deliver to Escrow Agent 208,918 shares of Series B preferred stock (the "Series B Stock") in lieu of ten times that number of shares of common stock. By its terms, each one share of Series B Stock will be convertible into ten shares of the Company's common stock. The exercise price for the Third Tranche Investment shall be as specified in the Warrant Agreement.

         Upon exercise of the Anti-Dilution Warrants and payment to Escrow Agent therefor, the Company will deliver to Escrow Agent 184,288 shares of Series B preferred stock (the "Series B Stock") in lieu of ten times that number of shares of common stock. By its terms, each one share of Series B Stock will be convertible into ten shares of the Company's common stock. The exercise price for the Anti-Dilution Warrants shall be as specified in the Warrant Agreement.


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         Upon exercise of the Third Party Agreement Warrants and payment to
Escrow Agent therefor, the Company will deliver to Escrow Agent 11,652 shares of Series B preferred stock (the "Series B Stock") in lieu of ten times that number of shares of common stock. By its terms, each one share of Series B Stock will be convertible into ten shares of the Company's common stock. The exercise price for the Third Party Agreement Warrants shall be as specified in the Warrant Agreement.

        Such Anti-Dilution Warrants and Third Party Agreement Warrants are determined as of the date hereof, and such conditional exercise shall not affect any rights Fingerhut may have under the Warrant Agreement with regard to Anti-Dilution Warrants and Third Party Agreement Warrants, the rights to which are of the date hereof.

        Upon payment of $1.586 per share for the Additional Shares to Escrow Agent, the Company will deliver to Escrow Agent 8,820 shares of Series B Stock. By its terms, each one share of Series B Stock will be convertible into ten shares of the Company's common stock.

        Please indicate your agreement to the terms of this letter by signing below and returning a copy of this letter to my attention at the above address.



                                        Best regards,



                                        Michael P. Sherman, Esq.


-----------------------------------
John Wade
Chief Financial Officer
FreeShop.com, Inc.


cc:     Bryce L. Holland, Jr.
        Dorsey & Whitney LLP
        U.S. Bank Building Center, Suite 4200
        1420 Fifth Avenue
        Seattle, Washington 98101